Exhibit 99.3

UNAUDITED PRO FORMA COMBINED

STATEMENT OF OPERATIONS AND UNAUDITED PRO FORMA

COMBINED BALANCE SHEET

The following unaudited pro forma combined balance sheet as of March 31, 2006 and the unaudited pro forma combined statements of operations for the year ended March 31, 2006 give effect to Mesa Laboratories, Inc.’s (“Mesa”) purchase of all the issued and outstanding shares of common stock of Raven Biological Laboratories, Inc. (“Raven”) effective May 4, 2006, including the related pro forma adjustments described in the notes thereto.

The unaudited pro forma balance sheet has been prepared as if the transaction was recorded on Mesa’s books as of March 31, 2006. The unaudited pro forma combined statement of operation has been prepared as if the proposed transaction occurred on the first day of the fiscal year presented. These pro forma statements are not necessarily indicative of the results of operations or the financial position as they may be in the future or as they might have been had the transaction become effective on the above mentioned date.

The historical data for Mesa as of and for the fiscal year ended March 31, 2006 has been derived from the audited financial statements of Mesa. The historical data for Raven as of March 31, 2006 has been derived from unaudited financial statements for Raven. The historical data for the twelve months ended March 31, 2006 was derived by subtracting the five months ended March 31, 2005 from the twelve months ended October 31, 2005 and then adding the five months ended March 31, 2006 to the result.

The unaudited pro forma combined statements of operations and the unaudited pro forma combined balance sheets should be read in conjunction with the separate historical financial statements and notes thereto of Mesa Laboratories, Inc. and Raven Biological Laboratories, Inc.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

March 31, 2006

	Mesa Laboratories, Inc.	Raven Biological, Inc.	Subtotal Pro Forma Combined	Pro Forma Adjustments			Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$4,466,000	$410,845	$4,876,845		$499,870	(2)	$1,837,509
					(3,539,206	)(1)
Short-term investments	1,245,000	29,028	1,274,028		(29,028	)(2)	1,245,000
Accounts receivable, net	2,425,000	900,102	3,325,102				3,325,102
Other current receivables	19,000	58,581	77,581				77,581
Notes receivable – stockholders	—	820,341	820,341		(820,341	)(2)	—
Inventories, net	2,374,000	494,313	2,868,313				2,868,313
Prepaid expenses and other current assets	245,000	35,401	280,401				280,401
Deferred income taxes	181,000	—	181,000				181,000

Total current assets	10,955,000	2,748,611	13,703,611		(3,888,705)		9,814,906

Non-current assets
Cash surrender value life insurance	—	85,377	85,377		(85,377	)(2)	—
Long-term investments	—	40,600	40,600		(40,600	)(2)	—
Property, plant and equipment	1,287,000	613,098	1,900,098		54,979	(1)	1,955,077
Deposits	—	37,619	37,619				37,619
Goodwill, intangibles and other	4,208,000	—	4,208,000		3,799,018	(4)	8,007,018

Total non-current assets	5,495,000	776,694	6,271,694		3,728,020		9,999,714

Total assets	$16,450,000	$3,525,305	$19,975,305		$(160,685)		$19,814,620

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities
Accounts payable	$290,000	$114,620	$404,620	$			$404,620
Accrued expenses	861,000	—	861,000				861,000
Bank line-of-credit	—	100,000	100,000		(100,000	)(2)	—
Current portion of long-term debt	—	166,509	166,509		(166,509	)(2)	—
Taxes payable	51,000	—	51,000				51,000

Total current liabilities	1,202,000	381,129	1,583,129		(266,509)		1,316,620
Long-term debt, less current portion	—	208,967	—		(208,967	)(2)	—
Deferred income taxes	329,000	—	329,000		—		329,000

Total liabilities	1,531,000	590,096	2,121,096		(475,476)		1,645,620

Stockholders’ equity
Common stock	1,313,000	15,222	1,328,222		(15,222	)(1)	4,563,000
					3,250,000	(1)
Additional paid-in capital	—	367,260	367,260		(367,260	)(1)	—
Treasury stock	—	(38,830)	(38,830)		38,830	(1)	—
Retained earnings	13,606,000	2,591,557	16,197,557		(2,591,557	)(1)	13,606,000

Total stockholders’ equity	14,919,000	2,935,209	17,854,209		314,791		18,169,000

Total liabilities and stockholders’ equity	$16,450,000	$3,525,305	$19,975,305		$(160,685)		$19,814,620

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Year Ended March 31, 2006

	Mesa Laboratories, Inc.	Raven Biological, Inc.	Subtotal Pro Forma Combined	Pro Forma Adjustments			Pro Forma Combined
Net sales	$11,583,000	$4,655,870	$16,238,870	$			$16,238,870
Cost of goods sold	4,146,000	2,549,184	6,695,184				6,695,184

Gross margin	7,437,000	2,106,686	9,543,686				9,543,686

Operating expenses	3,327,000	1,024,480	4,351,480		516,923	(3)	4,868,403

Income (loss) from operations	4,110,000	1,082,206	5,192,206		516,923		4,675,283
Other income (expense)
Interest expense	—	(30,888)	(30,888)				(30,888)
Loss on disposal of assets	—	6,300	6,300				6,300
Interest income	193,000	47,279	240,279		(140,000	)(5)	100,279
Other income	—	9,037	9,037				9,037

Total other income (expense)	193,000	31,728	224,728		(140,000)		84,728

Net income (loss) before income taxes	4,303,000	1,113,934	5,416,934		(656,923)		4,760,011
Income tax expense	1,498,000	423,000	1,921,000		(249,630	)(6)	1,671,370

Net income	$2,805,000	$690,934	$3,495,934		$407,293		$3,088,641

Net income per share (basic)	$0.94	$0.92					$0.96

Net income per share (diluted)	$0.92	$0.92					$0.94

Shares outstanding – basic	2,989,000	748,627			(525,384)		3,212,243

Shares outstanding – diluted	3,053,000	748,627			(525,384)		3,276,243

Notes to Unaudited Pro Forma Combined Financial Statements

The following notes and adjustments are related to Mesa Laboratories, Inc.’s purchase of certain assets of Raven Biological Laboratories, Inc.

(1)	The purchase price of $6,750,000 was comprised of $3,500,000 in cash and $3,250,000 of Mesa common stock. The purchase price has been preliminarily allocated to the assets and liabilities based on management’s estimates as follows:

Furniture and equipment	$54,579
Intangible assets	$2,545,342
Goodwill	$1,253,676

The Company is in the process of obtaining a valuation from a third party to be used to allocate the purchase price. The Company will adjust its allocation estimate when the valuation is completed.

(2)	To record the effect of assets and liabilities purchased or paid off prior to closing.

(3)	To record depreciation of furniture and equipment and intangible assets acquired in the purchase, furniture and equipment over 7 years and intangible assets over 5 years.

(4)	To reflect shares outstanding based upon Mesa shares of 2,989,000 basic and 2,901,000 fully diluted combined with the 223,243 shares issued to Raven for the acquisition.

(5)	To eliminate interest income earned in the year ended March 31, 2006 on $3,500,000 cash paid at closing.

(6)	Pro forma income tax adjustment at a 38% effective tax rate.